Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

WageWorks, Inc.:

We consent to the use of our report dated February 27, 2014, with respect to the consolidated balance sheets of WageWorks, Inc. and subsidiaries as of December 31, 2012 and 2013, and the related consolidated statements of income, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013 incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

March 27, 2014